Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. REPORTS FIRST QUARTER RESULTS AND UPDATES GUIDANCE
BOARD APPROVES NEW $100 MILLION SHARE REPURCHASE PROGRAM
LONG TERM DEBT REFINANCING TO PROCEED AT $300 MILLION

•	First quarter comparable sales decline 11%; EPS totals $0.06 per diluted share

•	Cost reduction initiatives expected to result in approximately $18 million of annual savings

Columbus, Ohio - May 29, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, today made several announcements.

First Quarter 2014:
The Company announced first quarter financial results covering the 13 week period ended May 3, 2014 compared to the 13 week period ended May 4, 2013.

Michael Weiss, the Company's Chairman and Chief Executive Officer, noted that, "We had anticipated a very challenging first quarter, but our actual results were weaker than planned. Our business strengthened in April, but not to the degree that we anticipated when we formulated our first quarter guidance. While external challenges contributed to the decline in our first quarter performance, we also did not execute as well as we could have.”

Commenting on second quarter and full year 2014 guidance, Mr. Weiss noted that, “Our second quarter results will be impacted by the need to move through slow selling Spring inventory and a Memorial Day event that did not drive traffic as successfully as last year. Our full year guidance incorporates the impact of a very challenging first half, while also anticipating sequential improvements in comparable sales in quarters two through four as we deliver new product we believe will be more in line with customer expectations. We also expect to benefit from cost saving initiatives and, upon completion of our debt refinancing, lower interest expense. I am also delighted to note that the 17 Express Factory Outlet Stores now in operation are exceeding our plans and being met with great enthusiasm; we expect them to contribute to a stronger second half. In light of this performance, we are accelerating future outlet store openings.”

First Quarter 2014 Operating Results:

•	Net sales decreased to $460.7 million from $509.4 million in the first quarter of 2013, a decline of 10%.

•
Comparable sales (including e-commerce sales) decreased 11%, following flat comparable sales in last year's first quarter. E-commerce sales declined 2% to $69.0 million following a 48% increase in last year’s first quarter.

•
Gross margin as a percentage of net sales declined 370 basis points over last year’s first quarter and represented 29.8% of net sales. Merchandise margin declined by 30 basis points and buying and occupancy costs as a percentage of sales rose by 340 basis points compared to last year’s first quarter. The lower merchandise margin is attributable to heightened promotional activity, while the buying and occupancy de-leverage was the result of the decline in sales together with increased depreciation expense.

•
Selling, general, and administrative (SG&A) expenses were $122.9 million versus $112.6 million in last year's first quarter. As a percentage of net sales, SG&A expenses rose by 460 basis points to 26.7% compared to 22.1% in last year’s first quarter. This de-leveraging is also attributable to lower sales, and increased marketing spend.

•	Operating income was $15.0 million, or 3.3% of net sales, compared to $58.7 million, or 11.5% of net sales, in the first quarter of 2013.

•
Income tax expense was $4.0 million, at an effective tax rate of 44.3%, compared to $21.2 million, at an effective tax rate of 39.6% in last year's first quarter. The effective tax rate was adversely impacted by nondeductible stock based compensation expenses.

•	Net income was $5.1 million, or $0.06 per diluted share. This compares to net income of $32.4 million, or $0.38 per diluted share, in the first quarter of 2013.

•	Real estate activity for the first quarter of 2014 is detailed in Schedule 4.

First Quarter 2014 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $250.2 million versus $244.2 million at the end of 2013’s first quarter.

•	Capital expenditures totaled $26.9 million, compared to $16.9 million in the prior year's first quarter.

•
Inventory was $235.0 million, an increase of 4%, compared to $226.3 million at the end of the first quarter of 2013. Inventory per square foot was essentially flat compared to the comparable period in 2013. The inventory balance at the end of the first quarter of 2014 includes $10.6 million related to the Express Factory Outlets.

2014 Guidance:
The second quarter and full year guidance takes into account the impact of certain strategic cost reductions as discussed below. The guidance does not take into account any actions the Company will be taking with respect to its long-term debt, which the Company intends to refinance in the second quarter of 2014, or any additional non-core operating items that may occur. The table below compares the Company's projected results for the thirteen week period ended August 2, 2014 to the actual results for the thirteen week period ended August 3, 2013.

	Second Quarter 2014 Guidance	Second Quarter 2013 Actual Results
Comparable Sales	Negative mid to high single digits	6%
Effective Tax Rate	Approximately 42%	39.7%
Interest Expense, Net	$5.5 - $6.0 million	$4.8 million
Net Income	($2.5) - $2.5 million	$16.9 million
Diluted Earnings Per Share (EPS)	($0.03) - $0.03	$0.20
Weighted Average Diluted Shares Outstanding	84.4 million	85.6 million
See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended January 31, 2015 to the actual results for the fifty-two week period ended February 1, 2014.

	Full Year 2014 Guidance	Full Year 2013 Actual Results
Comparable Sales	Negative mid single digits	3%
Effective Tax Rate	Approximately 40%	39.7%
Interest Expense, Net	$23 - $25 million	$19.5 million
Net Income	$63 - $76 million	$116.5 million
Diluted EPS	$0.74 - $0.90	$1.37
Weighted Average Diluted Shares Outstanding	84.6 million	85.1 million
Capital Expenditures	$110 - $115 million	$105.4 million
See Schedule 4 for projected real estate activity.

Strategic Cost Reductions:
The Company has undertaken a comprehensive review of its operations and expense structure and determined that certain changes can be implemented to reduce costs without materially impacting business operations. Savings from these reductions, as well as one time costs associated with their implementation, have been incorporated into the Company's guidance. In total, these actions represent approximately $18 million of annualized savings, with the impact in 2014 being approximately $15 million.

Store Closures:
The Company has completed a review of its store fleet and has decided to close approximately 50 stores over the next 36 months primarily at the natural expiration of their leases. These store closures are expected to result in profit improvement of $5 to $8 million once all stores are closed. Because these closures are expected to start at the end of this fiscal year or the beginning of the next fiscal year, no costs or savings associated with planned store closings have been included in the Company's guidance.

Refinancing of Long-Term Debt:
The Company had previously announced its plan to redeem all of its outstanding 8 ¾% Senior Notes due 2018, which total approximately $200 million, and to refinance the Senior Notes using proceeds from a term loan bearing a substantially lower interest rate. Both transactions are expected to be completed in the second quarter of 2014. To take advantage of currently low interest rates, the Company plans to enter into a $300 million term loan. Details regarding the interest rate and the impact on the Company’s annual interest expense along with related costs will be provided after the refinancing has been completed.

Share Repurchase Program:
The Company also announced today that its Board of Directors has authorized it to repurchase up to $100 million of its common stock. The share repurchases are expected to be made over the next 18 months and will be funded through the Company’s available cash.

The Company may repurchase shares of its outstanding common stock from time to time on the open market, including through Rule 10b5-1 plans, in privately negotiated transactions, through block purchases, or otherwise in compliance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of stock repurchases will depend on a variety of factors, including business and market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified, or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program.

Conference Call Information:
A conference call to discuss first quarter 2014 results is scheduled for Thursday May 29, 2014, at 5:00 p.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 8:00 p.m. ET on May 29, 2014 until 11:59 p.m. ET on June 5, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13581956.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the second quarter and full year 2014, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, (3) statements regarding the Company's future plans and initiatives, including plans to refinance the Company's long-term debt and plans to reduce expenses, (4) statements regarding expectations for the Company’s outlet stores and new product; and (5) statements regarding the Company’s intention to repurchase shares of common stock and the sources of funding for such repurchases. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and our stores; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon independent third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) impairment charges on long-lived assets; and (18) lease obligations and our substantial indebtedness, including restrictions imposed by such indebtedness on current and future operations and our ability to effect share repurchases. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$250,208	$311,884	$244,214
Receivables, net	20,326	17,384	10,773
Inventories	235,033	212,510	226,329
Prepaid minimum rent	28,389	28,554	25,362
Other	20,302	13,129	9,850
Total current assets	554,258	583,461	516,528

PROPERTY AND EQUIPMENT	795,619	767,661	650,899
Less: accumulated depreciation	(400,256)	(391,539)	(354,879)
Property and equipment, net	395,363	376,122	296,020

TRADENAME/DOMAIN NAME	197,812	197,812	197,734
DEFERRED TAX ASSETS	17,558	17,558	16,808
OTHER ASSETS	7,153	7,717	9,773
Total assets	$1,172,144	$1,182,670	$1,036,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$151,861	$154,736	$158,394
Deferred revenue	23,278	28,436	22,117
Accrued bonus	84	694	468
Accrued expenses	89,487	115,341	94,857
Total current liabilities	264,710	299,207	275,836

LONG-TERM DEBT	199,257	199,170	198,923
DEFERRED LEASE CREDITS	117,962	114,509	98,033
OTHER LONG-TERM LIABILITIES	107,120	95,215	56,464
Total liabilities	689,049	708,101	629,256

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	483,095	474,569	407,607
Total liabilities and stockholders’ equity	$1,172,144	$1,182,670	$1,036,863

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
NET SALES	$460,652	$509,362
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	323,279	338,585
Gross profit	137,373	170,777
OPERATING EXPENSES:
Selling, general, and administrative expenses	122,860	112,623
Other operating income, net	(478)	(540)
Total operating expenses	122,382	112,083

OPERATING INCOME	14,991	58,694

INTEREST EXPENSE, NET	5,897	4,805
OTHER (INCOME) EXPENSE, NET	(25)	229
INCOME BEFORE INCOME TAXES	9,119	53,660
INCOME TAX EXPENSE	4,036	21,223
NET INCOME	$5,083	$32,437

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	382	70
COMPREHENSIVE INCOME	$5,465	$32,507

EARNINGS PER SHARE:
Basic	$0.06	$0.38
Diluted	$0.06	$0.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,005	85,095
Diluted	84,424	85,490

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,083	$32,437
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,494	17,441
Loss on disposal of property and equipment	65	64
Impairment charge	785	—
Excess tax benefit from share-based compensation	—	(1)
Share-based compensation	6,336	5,011
Landlord allowance amortization	(3,047)	(2,212)
Changes in operating assets and liabilities:
Receivables, net	(2,923)	287
Inventories	(22,453)	(11,296)
Accounts payable, deferred revenue, and accrued expenses	(33,371)	(44,776)
Other assets and liabilities	(1,156)	8,406
Net cash (used in) provided by operating activities	(31,187)	5,361

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(26,937)	(16,853)
Net cash used in investing activities	(26,937)	(16,853)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(402)	(15)
Excess tax benefit from share-based compensation	—	1
Proceeds from share-based compensation	—	1,082
Repurchase of common stock	(3,274)	(1,785)
Net cash used in financing activities	(3,676)	(717)

EFFECT OF EXCHANGE RATE ON CASH	124	126

NET DECREASE IN CASH AND CASH EQUIVALENTS	(61,676)	(12,083)
CASH AND CASH EQUIVALENTS, Beginning of period	311,884	256,297
CASH AND CASH EQUIVALENTS, End of period	$250,208	$244,214

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2014 - Actual				May 3, 2014
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	2	(9)	(15)	595
United States - Outlet Stores	2	—	15	17
Canada	1	—	—	16
Total	5	(9)	—	628	5.5 million

Second Quarter 2014 - Projected				August 2, 2014
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(4)	—	592
United States - Outlet Stores	4	—	—	21
Canada	1	—	—	17
Total	6	(4)	—	630	5.5 million

Full Year 2014 - Projected				January 31, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	7	(17)	(17)	590
United States - Outlet Stores	18	—	17	35
Canada	2	—	—	17
Total	27	(17)	—	642	5.6 million